Herc Holdings Reports Full Year 2025 Results and
Announces 2026 Full Year Guidance

Fourth Quarter 2025 Highlights
–Integration of H&E, the largest acquisition in the rental industry, is advancing with strong execution across the organization
–Equipment rental revenue of $1,039 million increased 24%
–Total revenues of $1,209 million increased 27%
–Net income of $24 million, or $0.72 per diluted share, and adjusted net income of $69 million, or $2.07 per diluted share
–Adjusted EBITDA of $519 million increased 19% with adjusted EBITDA margin of 43%

Full Year 2025 Highlights
–Record equipment rental revenue of $3,770 million, an increase of 18%
–Record total revenues of $4,376 million, an increase of 23%
–Net income of $1 million or $0.03 per share primarily impacted by H&E acquisition transaction costs
–Adjusted net income of $239 million or $7.61 per diluted share, a decrease of 41%
–Adjusted EBITDA of $1,818 million increased 15%; adjusted EBITDA margin of 42%
–Free cash flow of $299 million and adjusted free cash flow of $521 million

Bonita Springs, Fla., February 17, 2026 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter and full year ended December 31, 2025.
“2025 was a pivotal year for Herc Rentals. In June, we completed the largest acquisition in our industry, bringing together two high‑quality equipment rental operators to create significant long‑term strategic and financial value,” said Larry Silber, chief executive officer.

“We are extremely pleased with the pace and execution of the integration, and I want to thank Team Herc for their dedication and hard work through this period of change. In just six months, we successfully migrated technology systems and data in record time, completed sales and territory optimization initiatives, aligned the fleet mix by market, and achieved run-rate cost synergies ahead of our planned timeline. We are now finalizing the branch network optimization and continue to see strong collaboration across the combined organization as our cultures align.

“Heading into the 2026 spring/summer construction season, our larger platform positions us to leverage scale‑driven network benefits and industry-leading technology, and begin ramping revenue synergies. Combined with increased participation in mega projects and favorable secular trends in specialty equipment, this sets the stage for above‑market growth in 2026,” he said.

2025 Fourth Quarter Financial Results
•Total revenues increased 27% to $1,209 million compared to $951 million in the prior-year period. This year-over-year increase was driven by a 24% increase in equipment rental revenue. Sales of rental equipment increased by $51 million during the period as acquisition fleet was sold to improve mix and utilization.

•Dollar utilization was 37.5% in the fourth quarter compared to 40.6% in the prior-year period, primarily due to lower utilization of the acquired fleet ahead of fleet optimization initiatives.

•Direct operating expenses were $429 million, or 41.3% of equipment rental revenue, compared to $324 million, or 38.6% in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period due to lower fixed cost absorption as a result of the ongoing moderation in certain local markets and acquisition-related redundancies, preceding the full impact of cost synergies and IT integration.

•Depreciation of rental equipment increased 35% to $243 million due to higher year-over-year average fleet size primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 117% to $76 million primarily due to amortization of the H&E customer relationship intangible asset and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $153 million, or 14.7% of equipment rental revenue compared to $120 million, or 14.3% of equipment rental revenue in the prior-year period. The increase as a percent of equipment rental revenue primarily was related to sales compensation and related commissions and incentives to drive revenue growth, an increase in stock compensation expense and other general administrative costs, partially offset by continued cost synergies and cost control measures to mitigate the impact of ongoing moderation in certain local markets.

•Transaction expenses were $14 million compared to $2 million in the prior-year period. The increase is related to costs incurred for the H&E acquisition, primarily for severance and other compensation payments.

•Interest expense was $134 million compared with $67 million in the prior-year period, reflecting the new debt facilities issued in June 2025 to fund the H&E acquisition.
•Net income was $24 million, or $0.72 per diluted share, compared to net loss of $46 million, or $1.62 loss per diluted share, in the prior-year period. Adjusted net income decreased 32% to $69 million, or $2.07 per diluted share, compared to $102 million, or $3.58 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 19% to $519 million compared to $438 million in the prior-year period and adjusted EBITDA margin was 42.9% compared to 46.1% in the prior-year period. The decrease in margin was primarily due to the impact of acquisition-related redundant costs preceding integration and a larger proportion of overall volume of used equipment sales through the lower margin auction channel to begin optimizing acquired fleet. Margin on sales of rental equipment was 28% in the current period after adjusting for the fair value mark-up of acquired fleet, compared to 30% in the prior-year period.

2025 Full Year Financial Results
•Total revenues increased 23% to $4,376 million compared to $3,568 million in the prior-year period. The year-over-year increase was driven by a 18% increase in equipment rental revenue. Sales of rental equipment increased by $198 million during the period as acquisition fleet was sold to improve mix and utilization.

•Dollar utilization was 38.5% compared to 40.9% in the prior-year period, primarily due to lower utilization of the acquired fleet ahead of fleet optimization initiatives.

•Direct operating expenses were $1,602 million, or 42.5% of equipment rental revenue, compared to $1,291 million, or 40.5%, in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period due to lower fixed cost absorption as a result of the ongoing moderation in certain local markets and acquisition-related redundancies, preceding the full impact of cost synergies and IT integration.

•Depreciation of rental equipment increased 26% to $856 million due to higher year-over-year average fleet size, primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 76% to $224 million, primarily due to amortization of intangible assets related to the H&E and Otay acquisitions and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $564 million, or 15.0% of equipment rental revenue, compared to $469 million, or 14.7% of equipment rental revenue, in the prior-year period. The increase as a percent of equipment rental revenue primarily was related to sales compensation and related commissions and incentives to drive revenue growth, an increase in stock compensation expense and other general administrative costs, partially offset by continued cost synergies and cost control measures to mitigate the impact of ongoing moderation in certain local markets.

•Transaction expenses were $199 million compared to $11 million in the prior-year period. The increase related to costs incurred for the H&E acquisition, primarily a $64 million termination fee paid on behalf of H&E, advisory fees of $27 million, commitment fees related to the bridge facility of $21 million and various other consulting, professional and legal fees.

•Interest expense was $416 million compared with $260 million in the prior-year period, reflecting new debt facilities issued in June 2025 to fund the H&E acquisition.

•Loss on assets held for sale was $48 million during the current year to adjust the carrying value of Cinelease net assets to its fair value less estimated costs to sell prior to its divestiture on July 31, 2025.

•Net income was $1 million, or $0.03 per diluted share, compared to $211 million, or $7.40 per diluted share, in the prior-year period. Adjusted net income was $239 million, or $7.61 per diluted share, compared to $367 million, or $12.88 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 15% to $1,818 million compared to $1,583 million in the prior-year period and adjusted EBITDA margin was 41.5% compared to 44.4% in the prior-year period. The decrease in margin was primarily due to the impact of acquisition-related redundant costs preceding integration and a larger proportion of overall volume of used equipment sales through the lower margin auction channel to begin optimizing acquired fleet. Margin on sales of rental equipment was 23% in the current year after adjusting for the fair value mark-up of acquired fleet, compared to 28% in the prior-year period.

Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Year Ended December 31,
	2025	2024
Rental equipment expenditures	$1,097	$1,048
Proceeds from disposal of rental equipment	(448)	(288)
Net rental equipment capital expenditures	$649	$760
•As of December 31, 2025, the Company's total fleet was approximately $9.5 billion at OEC.
•Average fleet at OEC in the fourth quarter increased 35% compared to the prior-year period and increased 26% for the year.
•Average fleet age was 45 months and 46 months at December 31, 2025 and 2024, respectively.

Disciplined Capital Management
•The Company opened 26 greenfield locations in 2025.

•Net debt was $8.1 billion as of December 31, 2025, with net leverage of 3.95x1 compared to 2.54x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $1.9 billion of liquidity as of December 31, 2025.

•The Company declared its quarterly dividend of $0.70 and paid to shareholders of record as of December 15, 2025 on December 26, 2025.
(1) Current period net leverage is calculated using pro forma trailing twelve month adjusted EBITDA including the standalone, pre-acquisition results of H&E.

2026 Outlook
The Company is announcing its full year 2026 equipment rental revenue, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges.

Equipment rental revenue:	$4.275 billion to $4.4 billion
Adjusted EBITDA:	$2.0 billion to $2.1 billion
Net rental equipment capital expenditures:	$500 million to $800 million
Gross capex:	$800 million to $1.1 billion
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2026 by investing in its fleet, optimizing its existing fleet, capitalizing on recent acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information
Herc Holdings' fourth quarter 2025 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 1216831. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 602 locations across North America and 2025 total revenues were approximately $4.4 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, and compaction. Our Herc Rentals ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shoring equipment as well as our Herc Rentals ProContractor® professional grade tools. We employ approximately 9,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Certain Additional Information
In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).
•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; (10) our significant indebtedness; and (11) our ability to integrate the acquisition of H&E Equipment Services, Inc. into our business and our ability to realize all the anticipated benefits of the transaction. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share, free cash flow and adjusted free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

Contact:
Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Equipment rental	$1,039	$839	$3,770	$3,189
Sales of rental equipment	147	96	509	311
Sales of new equipment, parts and supplies	17	9	63	37
Service and other revenue	6	7	34	31
Total revenues	1,209	951	4,376	3,568
Expenses:
Direct operating	429	324	1,602	1,291
Depreciation of rental equipment	243	180	856	679
Cost of sales of rental equipment	122	67	418	224
Cost of sales of new equipment, parts and supplies	12	6	42	24
Selling, general and administrative	153	120	564	469
Transaction expenses	14	2	199	11
Non-rental depreciation and amortization	76	35	224	127
Interest expense, net	134	67	416	260
Loss on assets held for sale	—	194	48	194
Other income, net	9	(1)	6	(2)
Total expenses	1,192	994	4,375	3,277
Income (loss) before income taxes	17	(43)	1	291
Income tax benefit (provision)	7	(3)	—	(80)
Net income (loss)	$24	$(46)	$1	$211

Weighted average shares outstanding:
Basic	33.3	28.4	31.3	28.4
Diluted	33.4	28.4	31.4	28.5
Earnings (loss) per share:
Basic	$0.72	$(1.62)	$0.03	$7.43
Diluted	$0.72	$(1.62)	$0.03	$7.40

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$52	$83
Receivables, net of allowances	769	589
Prepaid expenses	72	47
Other current assets	63	40
Current assets held for sale	—	17
Total current assets	956	776
Rental equipment, net	5,880	4,225
Property and equipment, net	868	554
Right-of-use lease assets	1,489	852
Intangible assets, net	1,665	572
Goodwill	2,873	670
Other long-term assets	45	8
Long-term assets held for sale	—	220
Total assets	$13,776	$7,877

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$32	$21
Current maturities of operating lease liabilities	56	39
Accounts payable	337	248
Accrued liabilities	305	239
Current liabilities held for sale	—	15
Total current liabilities	730	562
Long-term debt, net	8,021	4,069
Financing obligations, net	95	101
Operating lease liabilities	1,479	842
Deferred tax liabilities	1,446	800
Other long-term liabilities	57	47
Long-term liabilities held for sale	—	60
Total liabilities	11,828	6,481
Total equity	1,948	1,396
Total liabilities and equity	$13,776	$7,877

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$1	$211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	856	679
Depreciation of property and equipment	109	82
Amortization of intangible assets	115	45
Amortization of deferred debt and financing obligations costs	8	5
Loss on extinguishment of debt	2	—
Stock-based compensation charges	34	17
Impairment	6	—
Provision for receivables allowances	88	70
Loss on assets held for sale	48	194
Deferred taxes	(9)	59
Gain on sale of rental equipment	(91)	(87)
Other	15	12
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	(46)	(62)
Other assets	(1)	(26)
Accounts payable	36	2
Accrued liabilities and other long-term liabilities	(86)	24
Net cash provided by operating activities	1,085	1,225
Cash flows from investing activities:
Rental equipment expenditures	(1,097)	(1,048)
Proceeds from disposal of rental equipment	448	288
Non-rental capital expenditures	(157)	(161)
Proceeds from disposal of property and equipment	20	10
Acquisitions, net of cash acquired	(4,257)	(600)
Proceeds from disposal of business, net	99	—
Net cash used in investing activities	(4,944)	(1,511)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	4,661	800
Repayments of long-term debt	(1,200)	—
Proceeds from revolving lines of credit and securitization	4,585	2,008
Repayments on revolving lines of credit and securitization	(4,092)	(2,399)
Principal payments under finance lease and financing obligations	(22)	(19)
Dividends paid	(87)	(77)
Other financing activities, net	(18)	(14)
Net cash provided by financing activities	3,827	299
Effect of foreign exchange rate changes on cash and cash equivalents	1	(1)
Net change in cash and cash equivalents during the period	(31)	12
Cash and cash equivalents at beginning of period	83	71
Cash and cash equivalents at end of period	$52	$83

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA–EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction expenses, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business, impact of the fair value mark-up of acquired fleet, impact of the studio entertainment business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin–Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$24	$(46)	$1	$211
Income tax provision (benefit)	(7)	3	—	80
Interest expense, net	134	67	416	260
Depreciation of rental equipment	243	180	856	679
Non-rental depreciation and amortization	76	35	224	127
EBITDA	470	239	1,497	1,357
Non-cash stock-based compensation charges	6	1	34	17
Transaction expenses	14	2	199	11
Loss on assets held for sale	—	194	48	194
Impact of the fair value mark-up of acquired fleet(1)	16	—	27	—
Other(2)	13	2	13	4
Adjusted EBITDA	$519	$438	$1,818	$1,583

Total revenues	$1,209	$951	$4,376	$3,568
Adjusted EBITDA	$519	$438	$1,818	$1,583
Adjusted EBITDA margin(3)	42.9%	46.1%	41.5%	44.4%
(1) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold. Prior year amounts have not been restated as the adjustments were immaterial.
(2) Other consists of restructuring charges, impairment and spin-off costs.
(3) Adjusted EBITDA margin excluding revenue from the Cinelease studio entertainment business is 41.9% for the year ended December 31, 2025.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share–Adjusted Net Income represents the sum of net income (loss), transaction expenses, restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business, merger related intangible asset amortization, impact on depreciation of acquired fleet, impact of the fair value mark up of acquired fleet, income (loss) of the studio entertainment business, and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$24	$(46)	$1	$211
Transaction expenses	14	2	199	11
Loss on assets held for sale	—	194	48	194
Merger related intangible asset amortization(1)	33	—	73	—
Impact on depreciation related to acquired fleet(2)	(15)	—	(45)	—
Impact of the fair value mark-up of acquired fleet(3)	16	—	27	—
Other(4)	13	2	15	4
Tax impact of adjustments above(5)	(16)	(50)	(79)	(53)
Adjusted net income(6)	$69	$102	$239	$367

Diluted shares outstanding	33.4	28.5	31.4	28.5

Adjusted earnings per diluted share	$2.07	$3.58	$7.61	$12.88
(1) Reflects the amortization of the intangible assets acquired in major acquisitions completed since the beginning of 2024.
(2) Reflects the impact of extending the useful lives of rental equipment acquired in major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(3) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(4) Other consists of restructuring charges, impairment, pre-tax impact of the Cinelease studio entertainment business, and spin-off costs.
(5) The tax rate applied for all adjustments, excluding studio entertainment pretax loss, is 25.0% in the three months and year ended December 31, 2025 and 25.5% in the three months and year ended December 31, 2024 and reflects the statutory rates in the applicable entities. The tax rate applied for the studio entertainment adjustments is 24.2% in the year ended December 31, 2025 and reflects the stand-alone annual effective tax rate.
(6) Prior year amounts for items (1), (2), (3) and (4) above have not been restated as the adjustments were immaterial.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$1,085	$1,225

Rental equipment expenditures	(1,097)	(1,048)
Proceeds from disposal of rental equipment	448	288
Net rental equipment expenditures	(649)	(760)

Non-rental capital expenditures	(157)	(161)
Proceeds from disposal of property and equipment	20	10
Free cash flow	$299	$314

Acquisitions, net of cash acquired	(4,257)	(600)
Proceeds from disposal of business, net	99	—
Increase in net debt, excluding financing activities	$(3,859)	$(286)

Free cash flow	$299
Cash paid for transaction expenses	222
Adjusted free cash flow	$521